EXHIBIT 10.1

NEW CENTURY FINANCIAL CORPORATION
KEY EMPLOYEE INCENTIVE RETENTION PLAN

PLAN OBJECTIVE:
The New Century Financial Corporation Key Employee Incentive Retention Plan (the “Plan”) is designed to (a) assist New Century Financial Corporation (the “Company”) to retain key personnel critical to the successful operation of the Company and its subsidiaries and (b) maximize assets available for distribution to creditors by providing incentives to certain personnel to maximize the consideration received by the Company upon the consummation of the sale of (i) the Company’s servicing assets and servicing platform pursuant to that certain agreement Asset Purchase Agreement with Carrington Capital Management, LLC and its affiliate, dated April 2, 2007, or the overbid process contemplated therein (the “Servicing Assets Sale”), (ii) certain mortgage loans originated by the Company, as well as residual interests in certain securitization trusts owned by the Company, pursuant to that certain Asset Purchase Agreement with Greenwich Capital Financial Products, Inc., dated April 2, 2007, or the overbid process contemplated therein (the “Mortgage Assets Sale”) and (iii) the Company’s wholesale, retail and other asset classes (other than assets included in the Servicing Assets Sale and the Mortgage Assets Sale and the Company’s REIT portfolio and miscellaneous loans) (the “WRO Assets Sale”).

ELIGIBLE EMPLOYEES:
The Plan covers the employees of the Company and its subsidiaries listed on the tables titled “Tier I Employees” (the “Tier I Employees”), “Tier II Employees” (the “Tier II Employees”), “Tier III Employees” (the “Tier III Employees”), “Tier IV Employees” (the “Tier IV Employees”) and “Tier V Employees” (the “Tier V Employees”) (collectively, the “Plan Participants”), each attached as part of Exhibit A hereto. All Plan Participants will be eligible to participate in the Retention Pool (as defined below) and the Discretionary Pool (as defined below) and receive Retention Bonuses (as defined below) and Critical Retention Bonuses (as defined below), however, only Tier I Employees and Tier II Employees will be eligible to participate in the Incentive Pools (as defined below) and receive Incentive Bonuses (as defined below), with the entitlement to any bonus subject to the other terms and conditions of the Plan as set forth herein.

All payments under the Plan shall be in lieu of any other performance bonus or retention compensation under any other plan, program, agreement, applicable law, or policy otherwise applicable to the Plan Participants by the Company or any of its subsidiaries (collectively, the “Debtors”). As a condition precedent of any obligation of the Company to pay any Retention Bonus or Incentive Bonus to any Plan Participant, the Plan Participant shall, upon or within thirty (30) days of the date that a Retention Bonus or Incentive Bonus is paid to the Plan Participant or such Plan Participant otherwise becomes entitled to such a bonus, be required to fully execute and return to the Company a general release and waiver of claims, excluding those claims specifically excepted from the release and waiver as described therein, in substantially the form attached hereto as Exhibit B. The Company shall have no obligation to pay and shall not pay any Retention Bonus, Incentive Bonus or Incentive Bonus to any Plan Participant that does not satisfy such release requirement or who otherwise revokes such release within any revocation period afforded by applicable law.

PLAN POOLS:

Retention Pool
The Company will contribute $2,822,254 (the “Retention Pool”) to finance retention bonuses (the “Retention Bonuses”) to be paid under the Plan.

Incentive Pools
The amounts contributed (each a “Contribution”) by the Company, if any, to finance incentive bonuses (the “Incentive Bonuses”) under the Plan (the “Incentive Pools”) shall be based on the liquidation prices received for sales (the “Sales”) of the Company’s various assets and shall be calculated as follows:

Servicing Assets Sale
The Contribution, if any, upon the consummation of the Servicing Assets Sale (the “Servicing Assets Sale Contribution”) will be calculated based on the extent to which the ratio of (i) the net liquidation price to (ii) the principal amount of loans held by securitization trusts and third party whole loan purchasers for which the Company has mortgage service rights (such ratio, “BPS”) equals or exceeds 50.0. There will be no Servicing Asset Sale Contribution if BPS is less than 50.0. If BPS is equal to 50.0, the Servicing Assets Sale Contribution will be $437,349. If a BPS is greater than 50.0, the Servicing Assets Sale Contribution will be increased proportionately e.g. if BPS is 57.5 (115% of 50.0), the Servicing Assets Sale Contribution will be $502,951 (115% of $437,349).

Mortgage Assets Sale
The Contribution, if any, upon the consummation of the Mortgage Assets Sale (the “Mortgage Assets Sale Contribution”) will be based on the extent to which the liquidation price (the “Mortgage Assets Sale Price”) equals or exceeds $47,000,000. There will be no Mortgage Asset Sale Contribution if the Mortgage Assets Sale Price is less than $47,000,000. If the Mortgage Asset Sale Price is equal to $47,000,000, the Mortgage Asset Sale Contribution will be $157,683. If the Mortgage Asset Sale Price is greater than $47,000,000, the Mortgage Assets Sale Contribution will be equal to $157,683 plus 2% of the amount by which the Mortgage Asset Sale Price exceeds $47,000,000 e.g. if the Mortgage Assets Sale Price is $54,500,000, the Mortgage Assets Sale Contribution will be $307,683 ($157,683 + (($54,500,000 – $47,000,000) X 2%)).

WRO Assets Sale

The Contribution, if any, upon the consummation of the WRO Assets Sale (the “WRO Assets Sale Contribution”) will be based on the extent to which the liquidation price (the “WRO Assets Sale Price”) equals or exceeds the WRO Assets Sale target price set forth on Exhibit C (the “Target Price”). There will be no Mortgage Asset Sale Contribution if the WRO Assets Sale Price is less than the Target Price. If the WRO Asset Sale Price is equal to the Target Price, the WRO Asset Sale Contribution will be $595,032. If the WRO Asset Sale Price is greater than the Target Price, the WRO Assets Sale Contribution will be equal to $595,032 plus 2% of the amount by which the WRO Asset Sale Price exceeds the Target Price e.g. if the Mortgage Assets Sale Price is $X, which exceeds the Target Price, the WRO Assets Sale Contribution will be calculated as follows: WRO Asset Sale Contribution = ($595,032 + (($X – Target Price) X 2%)).

Critical Retention Pool
The Company will contribute $250,000 (the “Critical Retention Pool”) to finance bonuses (the “Critical Retention Bonuses”) to be paid under the Plan. The Critical Retention Pool may be distributed by the Company in its sole discretion, in addition to any Retention Bonuses or Incentive Bonuses, to recognize contributions made by the Company’s employees receiving such Critical Retention Bonuses toward increasing the liquidation value of the Company’s assets.

PLAN PAYMENTS:
Plan Participants shall be eligible to receive that portion of the Retention Pool set forth opposite their name on Exhibit A. Retention Bonuses for Plan Participants who are Tier VI Employees (servicing employees) will be paid on June 9, 2007, and for all other Plan Participants will be paid on July 9, 2007 (the applicable date as to a particular Plan Participant is referred to as his or her “Release Date”) to all such Plan Participants then actively employed in his or her then currently held position with the Company on a full-time basis in good standing (defined as not, either before or after the adoption of the Plan, having violated the Company’s policies and procedures or otherwise engaged in conduct warranting disciplinary action, and performance and attendance at or above expected standards). If a Plan Participant is on approved leave status during a portion of the period beginning on the Plan implementation date and ending on the Release Date applicable to such Plan Participant (the “Retention Period”), such Plan Participant will remain eligible to receive a Retention Bonus, but the Retention Bonus will be pro-rated for the portion(s) of the Retention Period during which he or she was employed on active, full-time status in good standing. If a Plan Participant is on leave status for the majority or the entirety of the Retention Period, or such Plan Participant is not in good standing at the time of the applicable Release Date, such Plan Participant will not be eligible to receive any portion of the Retention Bonus.

Additionally, Tier I Employees and Tier II Employees shall receive the share of the Incentive Pools set forth opposite their name on Exhibit A; provided however that a Plan Participant will not be eligible to receive a share of an Incentive Pool upon the consummation of the corresponding sale if such Plan Participant is offered comparable employment by the purchaser in such sale. Incentive Bonuses will be paid to Tier I Employees and Tier II Employees within 50 days following the consummation of each respective Sale.

Finally, Critical Retention Bonuses will be paid, if at all, on the Release Date of the Plan Participant receiving such Critical Retention Bonus.

TERMINATION OF EMPLOYMENT:
Retention Bonuses under the Plan are offered as discretionary incentive amounts. If a Plan Participant voluntarily terminates employment or is involuntarily terminated “for cause” (as defined below) before such Plan Participant’s Release Date, the Plan Participant will not receive any Retention Bonus under the Plan. In the event a Plan Participant’s employment is terminated by the Company or one of its subsidiaries other than for cause, the Participant will be entitled to the full amount of his or her Retention Bonus (and his or her Release Date shall be deemed to be the date of such termination of employment).

Incentive Bonuses and Critical Retention Bonuses under the Plan are offered as discretionary incentive amounts. If a Plan Participant voluntarily terminates employment or is terminated for any reason prior to his or her Release Date, such Plan Participant will not thereafter be entitled to any Critical Retention Bonus or then unpaid Incentive Bonuses.

Additionally, if there is any ongoing investigation by the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) into the actions or omissions of a Plan Participant at the time such Plan Participant becomes entitled to any Retention Bonus, Incentive Bonus or Critical Retention Bonus under the Plan, which could result in the Company having the right to terminate such Plan Participant “for cause”, the Company will be entitled to delay payment of such bonus (without any interest accruing thereon) until the matter is determined by the Audit Committee. If the Company would have the right to terminate such Plan Participant “for cause” based on the findings of the Audit Committee, then the Company will not be obligated to make and will not make any payments of such bonus (even if such Plan Participant’s employment had terminated for other reasons) to such Plan Participant.

For purposes of the Plan, the term “for cause” means, either before or after the adoption of the Plan:

•	Commission of a crime against the Company or its affiliates, customers or employees, whether prosecuted or not;

•	a finding by the Audit Committee that the Plan Participant engaged in willful misconduct, or was grossly negligent, in the performance of his or her duties;

•	Conviction of (or pleading guilty or nolo contendere to, or entering a similar plea to) any other crime or violation of law, statute or regulation that creates an inability to perform job duties;

•	Failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours;

•	A material and direct conflict of interest, not specifically waived in advance by the Company;

•	Unauthorized use or disclosure of confidential information that belongs to the Company or its affiliates, customers or employees;

•	Habitual neglect of duties or repeated absences from work;

•	Refusal to follow the instructions of a supervisor or the Board (or a committee thereof); or

•	Other material misconduct including, but not limited to: falsification of Company records; theft; sexual harassment; or possession of firearms, controlled substances or illegal drugs on Company premises or while performing Company business.

FURTHER ACTIONS:
As a condition to each Plan Participants participation in the Plan, such Plan Participant shall agree to take such further actions as are reasonably requested by the Company, including such actions as the Company may request subsequent to the termination of such Plan Participant’s employment with the Company or its subsidiaries, as the case may be, to assist the Company and its subsidiaries in the conduct of the bankruptcy cases filed under chapter 11 of the United States Bankruptcy Code to which they are currently parties.

CHANGE OF ADDRESS:
The Plan Participants shall be responsible for notifying the Company of any change of address before payment is made by mail notification to [Name].

NO PROMISE OF CONTINUED EMPLOYMENT, FULL-TIME ATTENTION, AND GOOD STANDING:
The Plan and any Plan Participant’s selection as a participant in the Plan does not, and is in no manner intended to constitute, a promise of employment for any period of time or to change a Plan Participant’s status, if applicable, as an at will employee subject to termination of employment by his or her employer at any time for any reason.

TAXES:
All payments will be subject to standard withholding and deductions. Neither the Company nor any of its subsidiaries, officers or agents makes or has made any representation about the tax consequences of any payments or benefits offered by the Company to any Plan Participant to the Plan.

SEVERABILITY:
If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Plan and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

CHOICE OF LAW AND VENUE:
The Plan will be governed by the laws of the State of California, notwithstanding that State’s conflict of law provisions. The Company and each of the Plan Participants shall irrevocably and unconditionally consent to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company and each of the Plan Participants shall irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of or related to the Plan in the Bankruptcy Court and shall further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum.

ENTIRE AGREEMENT AND AMENDMENT:
This document constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan and may only be modified in writing signed by an authorized officer of the Company. Any agreement between any Plan Participant and the Company or any of its subsidiaries with regard to the Plan and its subject matter is superseded in its entirety by this document.

No Assignment:
The rights of a Plan Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent or distribution.